Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED NOVEMBER 30, 2021 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 20, 2021 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the third quarter ended November 30, 2021. Highlights include:

•
Revenues were $103.0 million for the quarter compared to $92.4 million for the same quarter last year, an increase of $10.6 million or 11.5%.
•
Earnings per diluted share for the current quarter were $0.29 compared to $0.32 for the comparative quarter last year, a decrease of 9.4%.
•
Our gross profit margin for the quarter was 28.4% compared to 30.4% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the third quarter ended November 30, 2021 were $103.0 million compared to $92.4 million for the same quarter last year, an increase of $10.6 million, or 11.5%. Gross profit margin was $29.2 million, or 28.4%, as compared to $28.1 million, or 30.4%, for the same quarter last year. Net earnings for the quarter were $7.6 million, or $0.29 per diluted share, as compared to $8.4 million, or $0.32 per diluted share, for the same quarter last year.

The Company’s revenues for the nine-month period ended November 30, 2021 were $300.3 million compared to $268.1 million for the same period last year, an increase of $32.2 million or 12.0%. Gross profit margin was $87.3 million, or 29.1%, as compared to $77.2 million, or 28.8% for the nine-month periods ended November 30, 2021 and November 30, 2020, respectively. Net earnings for the nine-month period ended November 30, 2021 were $22.3 million, or $0.85 per diluted share compared to $19.0 million or $0.73 per diluted share for the same period last year, an increase of $3.3 million or $0.12 per diluted share.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our results for the quarter were within our expectations. Our recent acquisitions added approximately $7.8 million in revenues and $0.03 in diluted earnings per share for the quarter and $19.7 million in revenues and $0.07 in diluted earnings per share for the nine-month period, and our EBITDA margin was consistent in the low to mid 15% range. Our gross profit margin percentage, 28.4% for the current quarter and 30.4% for the prior year quarter, continues to be impacted by inflationary factors as well as the consolidation of a few of our underperforming manufacturing facilities. While our labor force has declined since last year by 4.6%, our cost of labor has increased 11.6%. The supply of Printing and Writing (“P&W”) papers have been severely curtailed by a number of factors. Those factors include disruption in production at one large paper plant due to fatal accidents, delays in converting plants to P&W papers from other papers, closing of facilities and moving to containerboard production and the continued logistics problems of importing foreign paper. All of these factors have severely constricted the availability of P&W papers driving prices higher. Uncoated papers are up 20% from November of last year, and likely to move up and last longer at those levels through next year. Coated papers are up 25% from November of last year with further price increases likely. While paper mills are now operating at a very high capacity, they are basically producing to fill orders rather than stock inventory and are struggling to achieve that goal of restocking. While the availability of paper in the North American market is tighter than it has been in a long time, our strong vendor relationship with our paper supplier allows us to meet customer demand for their business product needs. We also have been adjusting our pricing to cover paper inflation during the year, but the increasing backlog of unproduced orders creates timing issues which continues to have an impact on our gross profit margin. To account for those other inflationary factors, we anticipate that backlogged shipments when billed, and further pricing adjustments will bring our gross profit margins back to their historical levels.

We are in the process of consolidating a few of our underperforming manufacturing facilities into existing locations with excess capacity to reduce future costs and improve our operational efficiency. These additional costs incurred impacted the quarter approximately $1.4 million or $0.04 in diluted earnings per share. We also recognized $0.7 million in pension settlement charges or $0.02 in diluted earnings per share. The settlement charges are non-cash charges that accelerate the recognition of unrecognized pension benefit cost that would have been incurred in subsequent periods when plan payments, primarily lump sums from qualified pension plans exceed a threshold of service and interest cost for the period.

We believe we have one of the strongest balance sheets in the industry, with low debt and significant cash. We opted to not renew our long term bank line of credit which expired in November 2021, and anticipate our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s former credit agreement. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the nine months ended November 30, 2021 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Nine months ended
	November 30,	November 30,	November 30,	November 30,
	2021	2020	2021	2020
Net earnings	$7,563	$8,363	$22,327	$18,969
Income tax expense	3,242	2,939	9,569	6,665
Interest expense	3	2	7	8
Depreciation and amortization	4,593	4,446	13,889	13,267
EBITDA (non-GAAP)	$15,401	$15,750	$45,792	$38,909
% of sales	15.0%	17.0%	15.2%	14.5%

In Other News

On December 16, 2021 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on February 3, 2022 to shareholders of record on January 6, 2022.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risks or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2021. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Mr. Dan Gus, General Counsel

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
Condensed Consolidated Operating Results	November 30,		November 30,
	2021	2020	2021	2020
Revenues	$102,968	$92,443	$300,349	$268,051
Cost of goods sold	73,768	64,355	213,062	190,901
Gross profit margin	29,200	28,088	87,287	77,150
Operating expenses	17,514	16,531	54,248	50,777
Operating income	11,686	11,557	33,039	26,373
Other (income) expense	881	255	1,143	739
Earnings before income taxes	10,805	11,302	31,896	25,634
Income tax expense	3,242	2,939	9,569	6,665
Net earnings	$7,563	$8,363	$22,327	$18,969

Weighted average common shares outstanding
Basic	26,020,210	25,974,006	26,053,898	25,978,461
Diluted	26,020,210	25,974,006	26,151,480	25,978,461

Earnings per share
Basic	$0.29	$0.32	$0.86	$0.73
Diluted	$0.29	$0.32	$0.85	$0.73

			November 30,	February 28,
Condensed Consolidated Balance Sheet Information			2021	2021
Assets
Current Assets
Cash			$80,969	$75,190
Accounts receivable, net			38,576	37,891
Inventories, net			40,365	32,906
Other			1,962	2,087
Total Current Assets			161,872	148,074
Property, plant & equipment, net			53,886	55,384
Operating lease right-of-use assets			17,062	19,187
Goodwill and intangible assets			136,494	141,359
Other			385	384
Total Assets			$369,699	$364,388
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$15,950	$14,759
Accrued expenses			16,707	14,955
Current portion of operating lease liabilities			5,604	5,338
Total Current Liabilities			38,261	35,052
Long-term debt			—	—
Other non-current liabilities			25,494	28,787
Total liabilities			63,755	63,839
Shareholders' Equity			305,944	300,549
Total Liabilities and Shareholders' Equity			$369,699	$364,388

			Nine months ended
			November 30,
Condensed Consolidated Cash Flow Information			2021	2020
Cash provided by operating activities			$34,295	$40,779
Cash used in investing activities			(7,658)	(843)
Cash used in financing activities			(20,858)	(18,836)
Change in cash			5,779	21,100
Cash at beginning of period			75,190	68,258
Cash at end of period			$80,969	$89,358